SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14D-9

SOLICITATION/RECOMMENDATION STATEMENT
PURSUANT TO SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Amendment No. 9)

PEOPLESOFT, INC.

(Name of Subject Company)

PEOPLESOFT, INC.
(Name of Person Filing Statement)

Common Stock, Par Value $0.01 Per Share

(Title of Class of Securities)

712713106

(CUSIP Number of Class of Securities)

Craig Conway
President and Chief Executive Officer
PeopleSoft, Inc.
4460 Hacienda Drive, Pleasanton, California 94588-8618
(925) 225-3000

(Name, Address and Telephone Number of Person Authorized to Receive
Notice and Communications on Behalf of the Person Filing Statement)

COPIES TO:

Douglas D. Smith, Esq.
Gibson, Dunn & Crutcher LLP
One Montgomery Street
San Francisco, California 94104
(415) 393-8200

          ☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer

Purpose of Amendment

          The purpose of this amendment is to amend and supplement Items 6 and 8 in the Solicitation/Recommendation Statement on Schedule 14D-9 previously filed by PeopleSoft, Inc. (the “Company”) on June 11, 2003 and subsequently amended, and to add additional Exhibits to Item 9 and revise the Exhibit Index accordingly.

Item 6. Interest in Securities of the Subject Company

          Item 6 is hereby amended and supplemented as follows:

          Except as described below and except as disclosed in the Schedule 14D-9 previously filed by the Company, as subsequently amended, no transactions with respect to the Common Stock have been effected by the Company or, to the Company’s best knowledge, by any of its executive officers, directors, affiliates or subsidiaries during the past 60 days.

	Date of	Nature of	Number Shares of	Purchase/Sale
Name	Transaction	Transaction	Common Stock	Price
David A. Duffield	09/17/03	Sale*	25,000	$18.93
David A. Duffield	09/24/03	Sale*	25,000	$18.85
David A. Duffield	10/01/03	Sale*	25,000	$18.78
Craig A. Conway	10/07/03	Gift	1,300	$20.39
David A. Duffield	10/08/03	Sale*	25,000	$20.70
David A. Duffield	10/15/03	Sale*	25,000	$20.75
David A. Duffield	10/22/03	Sale*	25,000	$20.51

*	Sale pursuant to Rule 10b5-1(c) trading plan.

Item 8. Additional Information

          Item 8 is hereby amended and supplemented as follows:

     Extension of Oracle Offer

          On October 10, 2003, Oracle Corporation announced that it had extended its previously announced tender offer for all of the common stock of the Company to midnight EDT on Friday, December 31, 2003. The tender offer previously was scheduled to expire at midnight EDT on Friday, October 17, 2003.

          Oracle also announced that as of the close of business on October 10, 2003, approximately 24,812,259 shares had been tendered in and not withdrawn from the offer, representing less than 7% of the Company’s outstanding shares as of October 10, 2003. This number reflects a decrease from the approximately 38,718,737 shares (representing less than 11% of the Company’s then outstanding shares) that had been tendered in and not withdrawn from the offer as of September 4, 2003, as previously announced by Oracle.

     Customer Assurance Program

          The Company believes that its reputation for product support, updates and enhancements is a critical factor in customer purchase decisions. In order to provide prospective customers with assurance that their reliance on the Company for future support of this nature will not be jeopardized by the possibility of a takeover, the Company previously implemented a program (the “Customer Assurance Program”) incorporating a contingent change in control provision to its standard perpetual licensing arrangement which provides customers purchasing application licenses with financial protection in the event that an acquiror changes or discontinues the sale, development, upgrade or support of the Company’s applications within a specified period after an “acquisition,” as defined in the program. That financial protection is in the form of a payment of from two to five times the total arrangement fees. The Company recently offered customers revised terms for the Customer Assurance Program, which are contained in exhibit (e)(6) to this amendment and are incorporated herein by this reference. The revised Customer Assurance Program expired by its terms on October 17, 2003, and the Company is giving consideration as to whether to extend the program.

          The Customer Assurance Program was designed to protect a customer’s total investment in the Company’s products. The Company believes that the Customer Assurance Program has encouraged customers to go forward with business arrangements despite uncertainty about the future of the Company’s applications in the marketplace that the Oracle Offer and Oracle’s public statements have created. The Company believes that security holders benefit from the existence of the Customer Assurance Program as it is a means to maintain customer relationships and promote license transactions, resulting in a benefit to the Company’s business and operating results. The Company believes these assurances provided to customers facilitate completing sales transactions, which preserves the value of the Company’s business for its stockholders.

          The Customer Assurance Program has no current financial statement impact to the Company. The contingent liability would only be recognized in the financial statements of the Company or its acquiror upon or after the consummation of an acquisition and only if, following such acquisition, the Company’s business was changed in a way that gives rise to the payment obligations under the Customer Assurance Program. The Company believes the likelihood of the Customer Assurance Program being exercised not to be probable.

Third Quarter Earnings

          On October 23, 2003, the Company held its third quarter earnings conference call. Excerpts from the transcript of this call are contained in exhibit (a)(55) to this amendment.

Item 9. Materials to Be Filed as Exhibits

Exhibit No.	Document

*(a)(1)	Press release issued by PeopleSoft on June 12, 2003

*(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003)

**(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders

***(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)

***(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing)

****(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing)

****(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda

****(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)

****(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)

****(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)

****(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(17)	Press release issued by the Connecticut Attorney General’s Office

****(a)(18)	Press release issued by PeopleSoft on June 20, 2003

*****(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

Exhibit No.	Document

*****(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)

*****(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)

*****(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)

*****(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)

*****(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)

*****(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)

*****(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)

*****(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)

†(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing)

†(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing)

†(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing)

†(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)

†(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)

†(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing)

†(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing)

†(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)

†(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)

††(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing)

††(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing)

††(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing)

Exhibit No.	Document

††(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda

††††(a)(49)	Press release issued by PeopleSoft on August 29, 2003

††††(a)(50)	Press release issued by PeopleSoft on September 4, 2003

††††(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda

††††(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003

††††(a)(53)	PeopleSoft Analyst Day Power Point presentation materials

††††(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures

(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003

*(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders

*(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999)

*(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001)

†††(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003

†††(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003

(e)(6)	Terms of Customer Assurance Program (revised)

*	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

**	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

***	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

****	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

*****	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

†	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

††	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

†††	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

††††	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.

SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.

PEOPLESOFT, INC.

By:	/s/ KEVIN T. PARKER

Kevin T. Parker
Executive Vice President
Finance and Administration,
Chief Financial Officer
(Principal Financial and Accounting Officer)

Date: October 27, 2003

Exhibit No.	Document

*(a)(1)	Press release issued by PeopleSoft on June 12, 2003

*(a)(2)	Press release issued by PeopleSoft on June 6, 2003 (incorporated by reference to PeopleSoft’s Schedule 14D-9C filed with the SEC on June 7, 2003)

**(a)(3)	Letter, dated June 13, 2003, to PeopleSoft’s stockholders

***(a)(4)	Letter to customers issued June 16, 2003 (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)

***(a)(5)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 17, 2003 425 filing)

****(a)(6)	Press release issued by CRN (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(7)	Press release issued by CNET News.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(8)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s June 13, 2003 425 filing)

****(a)(9)	Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda

****(a)(10)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 16, 2003 425 filing)

****(a)(11)	Press release issued by ComputerWeekly.com (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(12)	Press release issued by The Motley Fool (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(13)	Press release issued by the Higher Education User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(14)	Text of information posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)

****(a)(15)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s June 18, 2003 425 filing)

****(a)(16)	Press release issued by the Distributors & Manufacturers’ User Group (incorporated by reference to PeopleSoft’s June 19, 2003 425 filing)

****(a)(17)	Press release issued by the Connecticut Attorney General’s Office

****(a)(18)	Press release issued by PeopleSoft on June 20, 2003

*****(a)(19)	Investor presentation materials (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(20)	Letter to PeopleSoft employees (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(21)	Press release issued by eWeek (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(22)	Press release issued by the Healthcare Industry User Group (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(23)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(24)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(25)	Text of International Customer Advisory Board’s e-mail posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(26)	Press release issued by Quest (incorporated by reference to PeopleSoft’s June 24, 2003 425 filing)

*****(a)(27)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)

Exhibit No.	Document

*****(a)(28)	Transcript of TriNet webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)

*****(a)(29)	Transcript of CNBC webcast posted on PeopleSoft’s website (incorporated by reference to PeopleSoft’s June 25, 2003 425 filing)

*****(a)(30)	Press release issued by the International Customer Advisory Board (incorporated by reference to PeopleSoft’s June 23, 2003 425 filing)

*****(a)(31)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)

*****(a)(32)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 1, 2003 425 filing)

*****(a)(33)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)

*****(a)(34)	Transcript of conference call held by PeopleSoft (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)

*****(a)(35)	Advertisement placed by PeopleSoft on July 2, 2003 (incorporated by reference to PeopleSoft’s July 2, 2003 425 filing)

†(a)(36)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 7, 2003 425 filing)

†(a)(37)	Press release issued by InformationWeek (incorporated by reference to PeopleSoft’s July 8, 2003 425 filing)

†(a)(38)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 14, 2003 425 filing)

†(a)(39)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)

†(a)(40)	Press release issued by CRMDaily.com (incorporated by reference to PeopleSoft’s July 16, 2003 425 filing)

†(a)(41)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 18, 2003 425 filing)

†(a)(42)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 22, 2003 425 filing)

†(a)(43)	Advertisement placed by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)

†(a)(44)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 24, 2003 425 filing)

††(a)(45)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s July 28, 2003 425 filing)

††(a)(46)	Press release issued by International Customer Advisory Board and Quest (incorporated by reference to PeopleSoft’s July 29, 2003 425 filing)

††(a)(47)	Press release issued by PeopleSoft (incorporated by reference to PeopleSoft’s August 13, 2003 425 filing)

††(a)(48)	Redacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda

††††(a)(49)	Press release issued by PeopleSoft on August 29, 2003

††††(a)(50)	Press release issued by PeopleSoft on September 4, 2003

††††(a)(51)	Unredacted version of First Amended Complaint filed by PeopleSoft in the Superior Court of the State of California, County of Alameda

††††(a)(52)	Transcript of PeopleSoft Analyst Day conference held by PeopleSoft on September 4, 2003

††††(a)(53)	PeopleSoft Analyst Day Power Point presentation materials

††††(a)(54)	PeopleSoft Analyst Day reconciliation of Non-GAAP to GAAP financial measures

(a)(55)	Excerpts from transcript of conference call held by PeopleSoft on October 23, 2003

Exhibit No.	Document

*(e)(1)	Excerpts from PeopleSoft’s Definitive Proxy Statement dated April 28, 2003 relating to the 2003 Annual Meeting of Stockholders

*(e)(2)	Employment Agreement, dated May 10, 1999, by and between Craig Conway and PeopleSoft, Inc., (incorporated by reference to Exhibit 10.47 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 1999)

*(e)(3)	Employment Contract, dated as of January 1, 2000, with addendums thereto dated as of January 1, 2000, and January 1, 2001, by and between Guy Dubois and PeopleSoft France S.A. (incorporated by reference to Exhibit 10.45 filed with PeopleSoft’s Annual Report on Form 10-K for the year ended December 31, 2001)

†††(e)(4)	Executive Severance Policy – Executive Vice Presidents, effective as of January 1, 2003

†††(e)(5)	Executive Severance Policy – Senior Vice Presidents, effective as of January 1, 2003

(e)(6)	Terms of Customer Assurance Program (revised)

*	Previously filed as an exhibit to PeopleSoft’s Schedule 14D-9 filed with the SEC June 12, 2003.

**	Previously filed as an exhibit to PeopleSoft’s Amendment No. 1 to Schedule 14D-9 filed with the SEC June 13, 2003.

***	Previously filed as an exhibit to PeopleSoft’s Amendment No. 2 to Schedule 14D-9 filed with the SEC June 17, 2003.

****	Previously filed as an exhibit to PeopleSoft’s Amendment No. 3 to Schedule 14D-9 filed with the SEC June 20, 2003.

*****	Previously filed as an exhibit to PeopleSoft’s Amendment No. 4 to Schedule 14D-9 filed with the SEC July 3, 2003.

†	Previously filed as an exhibit to PeopleSoft’s Amendment No. 5 to Schedule 14D-9 filed with the SEC July 25, 2003.

††	Previously filed as an exhibit to PeopleSoft’s Amendment No. 6 to Schedule 14D-9 filed with the SEC August 14, 2003.

†††	Previously filed as an exhibit to PeopleSoft’s Amendment No. 7 to Schedule 14D-9 filed with the SEC August 22, 2003.

††††	Previously filed as an exhibit to PeopleSoft’s Amendment No. 8 to Schedule 14D-9 filed with the SEC September 11, 2003.